EXHIBIT 99.1

Allied Capital Issues $350 Million of Unsecured Long-Term Debt

October 14, 2005 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced that it has closed on the issuance of $350 million of long-term unsecured five- and seven-year notes in a private placement. The five-year notes, which totaled $261 million, have a fixed interest rate of 6.15% and the seven-year notes, which totaled $89 million, have a fixed interest rate of 6.34%. The new notes were purchased by a total of 24 institutional investors, primarily insurance companies, including 13 investors who had not previously participated in Allied Capital’s long-term debt issuances.

The proceeds from the offering will be used to repay $125 million of existing unsecured long-term notes that mature on October 15, 2005, as well as to fund new portfolio investments and for general corporate purposes.

Merrill Lynch & Co. acted as the placement agent for the issuance.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate annual revenues of over $10 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

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